Exhibit 99.01

News Release Andrea Prochniak, Investors 212.756.4542 Andrea.Prochniak@alliancebernstein.com	Jonathan Freedman, Media 212.823.2687 Jonathan.Freedman@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FIRST QUARTER RESULTS
GAAP Diluted Net Income of $0.38 per Unit
Adjusted Diluted Net Income of $0.38 per Unit
Cash Distribution of $0.38 per Unit

New York, NY, May 1, 2013 – AllianceBernstein L.P. (“AllianceBernstein”) and AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended March 31, 2013.

“Operating conditions have been favorable so far in 2013, allowing us to make further progress with our strategy to deliver for clients with our products and performance and strengthen our financial position,” said Peter S. Kraus, Chairman and Chief Executive Officer. “The first quarter’s continued high demand for fixed income, strong equity markets and more stable global macroeconomic backdrop contributed to our solid first quarter results. Gross sales were up 31% from the same period last year, net flows were positive for the second consecutive quarter, and we once again reduced our expenses and expanded our adjusted operating margin.”

Financial Results	1Q 2013	4Q 2012	1Q 2013 vs 4Q 2012	1Q 2012	1Q 2013 vs 1Q 2012
($ millions except per Unit amounts)

AllianceBernstein L.P.

GAAP basis:

Net Revenues	$709	$705	1%	$682	4%

Operating Income	$124	$78	59%	$101	23%

Operating Margin, excl. non-controlling interests	17.7%	11.4%		13.8%

Adjusted basis: (1)

Net Revenues (2)	$577	$578	-	$562	3%

Operating Income (3)	$126	$119	6%	$101	25%

Operating Margin	21.9%	20.6%		18.0%

AllianceBernstein Holding L.P.

GAAP Diluted Net Income per Unit	$0.38	$0.26	46%	$0.26	46%

Distribution per Unit	$0.38	$0.40	(5%)	$0.26	46%

Adjusted Diluted Net Income per Unit (1)	$0.38	$0.40	(5%)	$0.29	31%

(1) See pages 11-13  for reconciliations of GAAP Financial Results to Adjusted Financial Results.
(2) Adjusted net revenues exclude investment gains and losses and dividends and interest on long-term incentive compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. They also exclude certain revenues that are reimbursements of pass-through expenses (primarily through our transfer agency).
(3) Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments), (2) the 2011 compensation charge, (3) real estate related charges, and (4) the net loss or income of consolidated entities attributable to non-controlling interests.

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Kraus continued: “In this environment, momentum continued to build in our Institutions channel, where gross sales nearly doubled year-over-year and net inflows increased by 14% sequentially. Retail net flows remained in positive territory, with strength in the North America and EMEA regions. In Private Client, not only did gross sales increase by 85% sequentially, client redemptions declined significantly, and net outflows were our lowest since the first quarter of 2011. We continue to demonstrate with many of our offerings that we can deliver clients the investment solutions they need and the performance they demand across channels and geographies. In fixed income, our lineup of outperforming global multi-sector, credit, emerging markets, high yield and US tax-exempt services allows us to meet client demand for assets that are less correlated with US Treasuries and more income-oriented. In active equities, we continue to excel in services like Select US Equity and US Small- and SMID-Cap Value, where we rank highly across multiple time periods, and we delivered another quarter of relative outperformance in US and Global Value. Our multi-asset and alternatives offerings continue to gain traction as well. We recently celebrated Institutional mandate wins for our emerging markets multi-asset (EMMA) and Select US Long/Short services in the US, Europe and Asia, and our new fund-of-hedge-funds registered investment company (RIC) offering in Private Client has been very well received, attracting nearly $400 million in assets since our September 2012 launch. Finally, we have maintained our expense discipline, even as activity levels have picked up. During the first quarter, we reduced our adjusted operating expenses by nearly 2% sequentially and increased our adjusted margin, to 21.9%. We keep moving forward in our long-term strategy to improve investment performance, diversify and globalize our business, innovate for clients with our offerings and strengthen our financial position. While we still face global economic and political uncertainties around U.S. and European sovereign debt and unrest in the Middle East and Pacific Rim, I’m confident we’ll make continued progress from here.”

The firm’s cash distribution per unit of $0.38 is payable on May 23, 2013, to holders of record of AllianceBernstein Holding Units at the close of business on May 13, 2013.

Market Performance

Global equity market returns were strong in the first quarter of 2013. The S&P 500 returned 10.6% and the MSCI World Index was up 7.9%. Fixed income markets were flat to down. The Barclays Capital US Aggregate Index returned (0.1)% during the quarter and the Barclays Capital Global Aggregate Index’s total return was (2.1)%.

Assets Under Management ($ Billions)

Total assets under management as of March 31, 2013 were $443.2 billion, up $13.2 billion, or 3.1%, from December 31, 2012, and $24.1 billion, or 5.8%, from March 31, 2012.

	Institutions	Retail	Private Client	Total
Assets Under Management 3/31/13	$225.1	$150.4	$67.7	$443.2
Net Flows for Three Months Ended 3/31/13	$3.3	$0.2	$(0.9)	$2.6

Total net inflows of $2.6 billion were $2.4 billion lower than the prior quarter and $14.7 billion higher than the prior-year period. Net inflows to the Institutions channel were $3.3 billion, compared to net inflows of $2.9 billion in the fourth quarter. Institutions gross sales increased 8% sequentially, to $7.3 billion, from the prior quarter’s $6.7 billion. The pipeline of awarded but unfunded Institutional mandates decreased sequentially from $8.0 billion to $7.8 billion at March 31, 2013, as new fixed income and equity additions were more than offset by fundings and revisions during the quarter. The Retail channel experienced first quarter 2013 net inflows of $0.2 billion, down from the prior quarter’s $5.3 billion. Retail gross sales decreased 11% sequentially to $14.6 billion from the fourth quarter’s record $16.4 billion. In the Private Client channel, first quarter net outflows were $0.9 billion, compared to $3.2 billion in net outflows in the fourth quarter. Private Client gross sales increased 85% sequentially to $1.8 billion from the prior quarter’s $1.0 billion.

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In the first quarter of 2013 the Company altered its AUM disclosure in order to provide greater transparency into the impact of prevailing industry trends on its asset mix and fee realization rate. The new disclosure addresses the long-term industry-wide trend of increasing asset flows into passive products by providing a breakout of both equity and fixed income AUM into actively managed assets and passively managed assets, which include index, enhanced index and factor-based strategies. In addition, in acknowledgement of its significant growth in fixed income assets over the past several years and the current size of the business, the Company now breaks out its active fixed income AUM into taxable and tax-exempt assets.

First Quarter Financial Results

Revenues:

Net revenues of $709 million increased 4% compared to the first quarter of 2012, driven by higher distribution revenues on non-US retail products, retail base fees and Bernstein Research Services revenues, which more than offset lower investment gains and performance-based fees versus the prior-year period. Sequentially, net revenues increased 1%. Higher base fees, Bernstein Research Services revenues, investment gains and distribution revenues from non-US retail products more than offset lower performance-based fees and dividend & interest income. Bernstein Research Services revenues increased 4% from the first quarter of 2012 and 6% from the fourth quarter of 2012, resulting from higher trading activity, particularly in Asia and Europe, partially offset by fewer trading days in the quarter versus both prior periods.

Adjusted net revenues of $577 million were up 3% compared to the first quarter of 2012, driven primarily by higher base fees and Bernstein Research Services revenues, which were partially offset by lower current quarter investment gains compared to the prior-year period and lower net distribution. Sequentially, adjusted net revenues were essentially flat, as higher base fees, Bernstein Research Services revenues and investment gains were offset by lower performance-based fees.

Expenses:

Operating expenses were $585 million for the first quarter, up 1% year-over-year, driven primarily by higher promotion and servicing expense, partially offset by lower general and administrative (G&A) expense. Promotion and servicing expense was up from the prior-year period due to higher distribution plan payments in non-US retail markets, trade execution and clearance costs, transfer fees and marketing expenses, partly offset by lower travel and entertainment costs. Within G&A, office and occupancy expense, professional fees, sub-advisory fees and technology-related costs were all lower versus the prior-year period. In addition, in the first quarter of 2012, the Company recorded non-cash real estate charges totaling $9.3 million largely offset by the cash receipt of $6.5 million related to the finalization of a claims processing contingency originally recorded as an expense in 2006.  Employee compensation and benefits expense in the first quarter of 2013 decreased compared to the prior-year period, as lower salaries, severance and other employment costs were partially offset by a higher incentive compensation accrual and higher commissions. On a sequential basis, operating expenses were down 7%, driven primarily by lower G&A. Within G&A, office and occupancy costs declined significantly, the result of a $38.9 million non-cash real estate charge the Company recognized in the prior quarter. Professional fees were lower as the result of lower legal expenses in the current quarter and technology-related and portfolio service costs were lower as well. Employee compensation and benefits expense was higher due to higher commissions and a higher incentive compensation accrual, partially offset by lower base compensation. Promotion and servicing costs were slightly higher sequentially due to higher marketing and trade execution and clearance costs and distribution-related payments in non-US retail markets, largely offset by lower travel and entertainment costs and transfer fees.

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Adjusted operating expenses were $451 million for the first quarter, down 2% compared to the prior-year period, with lower G&A the primary driver, partially offset by higher promotion and servicing expense and employee compensation and benefits expense. Within G&A, the decline was due to lower office and occupancy expenses, partially offset by the cash receipt of $6.5 million in the prior-year period related to the finalization of a claims processing contingency originally recorded as an expense in 2006. Employee compensation and benefits expense was higher compared to the prior-year period due to higher adjusted revenues. Sequentially, adjusted operating expenses were down 2%, as lower G&A and promotion and servicing were partly offset by higher employee compensation and benefits expense. The sequential decline in G&A was due primarily to lower legal expenses and lower office and occupancy expense, which resulted from our ongoing global real estate consolidation plan. The sequential decline in promotion and servicing expense was due primarily to lower travel and entertainment expenses, partially offset by increased marketing and advertising expense. Compensation and benefits expense was up sequentially, as compensation was accrued at a higher ratio of adjusted revenues compared to the prior quarter.

Operating income and margin:

The Company reported operating income of $124 million for the first quarter of 2013, compared to $101 million for the first quarter of 2012, and $78 million in the fourth quarter of 2012. During the fourth quarter of 2012, the Company recorded a $39 million non-cash charge associated with lease abandonment and to write off assets related to the Company’s global real estate consolidation plan.

Adjusted operating income of $126 million increased 25% from the first quarter of 2012, and the adjusted operating margin increased to 21.9% from 18.0%, due to both higher revenues and expense reductions. On a sequential basis, adjusted operating income increased 6% from $119 million, and the adjusted operating margin increased from 20.6% on flat revenues and lower expenses.

Net income per Unit:

Diluted net income per Unit for the first quarter of 2013 was $0.38 compared to $0.26 for both the first quarter of 2012 and the fourth quarter of 2012.

Adjusted diluted net income per Unit increased to $0.38 from $0.29 in the first quarter of 2012 and decreased from $0.40 in the fourth quarter of 2012. Approximately $0.04 of fourth quarter diluted net income per Unit represented a change in the estimate of a federal tax benefit relating to the first nine months of 2012.

Unit Repurchases

AllianceBernstein engages in open-market purchases of Holding Units to help fund anticipated obligations under its incentive compensation award program and for other corporate purposes under a plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The amount of Holding Units AllianceBernstein buys each quarter is subject to SEC regulations, the terms of the 10b5-1 plan and the trading volume of Holding Units on the New York Stock Exchange. In addition, AllianceBernstein purchases Holding Units from employees to allow them to fulfill statutory tax requirements at the time of distribution of long-term incentive compensation awards. During the first quarter of 2013, AllianceBernstein purchased 1.0 million Holding Units for $19.6 million. These amounts reflect open-market purchases of 0.8 million Holding Units for $16.0 million, with the remainder relating to employee tax withholding purchases, offset by Holding Units purchased by employees as part of a distribution reinvestment election.

First Quarter 2013 Earnings Conference Call Information

Management will review first quarter 2013 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Wednesday, May 1, 2013. The conference call will be hosted by Peter S. Kraus, Chairman and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.

Parties may access the conference call by either webcast or telephone:

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1. To listen by webcast, please visit AllianceBernstein’s Investor Relations website at http://ir.alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.

2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 36297576.

The presentation that will be reviewed during the conference call will be available on AllianceBernstein’s Investor Relations website shortly after the release of first quarter 2013 financial and operating results on May 1, 2013.

AllianceBernstein will be providing live updates via Twitter during the conference call. To access the tweets, follow AllianceBernstein on Twitter: @AllianceBernstn. Also, in the future, AllianceBernstein may provide public disclosures to investors via Twitter and other appropriate internet-based social media.

A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AllianceBernstein’s website for one week.  An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the U.S., or (404) 537-3406 outside the U.S., and provide the conference ID #: 36297576.

Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended March 31, 2013.  Any or all of the forward-looking statements made in this news release, Form 10-K, Form 10-Q, other documents AllianceBernstein files with or furnishes to the SEC, and any other public statements issued by AllianceBernstein, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded:  Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.

•
Our intention to continue to engage in open market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program:  The number of Holding Units needed in future periods to make incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit.

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•
Our confidence that, despite ongoing global economic and political uncertainties, we will be able to continue executing our long-term growth strategy and improve AllianceBernstein’s operating leverage: Changes and volatility in political, economic, capital market or industry conditions can result in changes in demand for our products and services or impact the value of our assets under management, all of which may adversely affect our results of operations.  The actual performance of the capital markets and other factors beyond our control will affect our investment success for clients and asset flows.  Furthermore, improved flows depend on a number of factors, including our ability to deliver consistent, competitive investment performance, which cannot be assured, conditions of financial markets, consultant recommendations, and changes in our clients’ investment preferences, risk tolerances and liquidity needs.

Qualified Tax Notice

This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b).  Please note that 100% of AllianceBernstein Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business.  Accordingly, AllianceBernstein Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, currently 39.6%.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At March 31, 2013, AllianceBernstein Holding L.P. owned approximately 38.0% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 64.2% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AllianceBernstein L.P. (The Operating Partnership)
SUMMARY CONSOLIDATED STATEMENTS OF INCOME  |  March 31, 2013

	Three Months Ended
$ thousands, unaudited	3/31/13	12/31/12	3/31/12
Revenues:
Base fees	$440,357	$432,238	$421,169
Performance fees	3,480	18,481	4,391
Bernstein research services	109,685	103,719	106,343
Distribution revenues	118,745	115,787	90,960
Dividend and interest income	4,446	6,828	4,406
Investment gains (losses)	6,951	1,886	30,958
Other revenues	26,300	26,518	24,285
Total revenues	709,964	705,457	682,512
Less: Interest expense	842	850	703
Net revenues	709,122	704,607	681,809
Expenses:
Employee compensation & benefits	301,235	292,411	302,543
Promotion & servicing
Distribution-related payments	109,280	106,322	79,869
Amortization of deferred sales commissions	11,074	11,167	8,267
Other	50,992	53,167	49,734
General & administrative
General & administrative	105,289	118,416	124,910
Real estate charge	638	38,896	9,269
Interest on borrowings	983	828	833
Amortization of intangible assets	5,433	5,206	5,139
Total expenses	584,924	626,413	580,564

Operating income	124,198	78,194	101,245

Income taxes	11,167	8,795	6,703

Net income	113,031	69,399	94,542

Net (loss) income of consolidated entities attributable to non-controlling interests	(1,485)	(2,300)	7,264
Net Income Attributable to AllianceBernstein Unitholders	$114,516	$71,699	$87,278

Operating margin(1)	17.7%	11.4%	13.8%

(1) Operating income excluding net (loss) income attributable to non-controlling interests as a percentage of net revenues.

AllianceBernstein Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

	Three Months Ended
$ thousands except per Unit amounts, unaudited	3/31/13	12/31/12	3/31/12
Equity in Net Income Attributable to AllianceBernstein Unitholders	$42,997	$26,892	$32,707
Income Taxes	4,766	702	6,008
Net Income	$38,231	$26,190	26,699

Additional Equity in Earnings of Operating Partnership (1)	243	2	-
Net Income - Diluted	$38,474	$26,192	$26,699
Diluted Net Income per Unit	$0.38	$0.26	$0.26
Distribution per Unit	$0.38	$0.40	$0.26

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

AllianceBernstein L.P. and AllianceBernstein Holding L.P.
UNITS OUTSTANDING AND WEIGHTED AVERAGE UNITS OUTSTANDING

		Weighted Average Units
	Period End	Three Months Ended 3/31/13
	Units	Basic	Diluted
AllianceBernstein L.P.	277,993,129	277,786,161	278,722,735
AllianceBernstein Holding L.P.	105,565,870	100,297,658	101,234,232

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT  |  March 31, 2013
($ billions)

Ending and Average	Three Months Ended
	3/31/13	3/31/12
Ending Assets Under Management	$443.2	$419.1
Average Assets Under Management	$436.7	$417.4

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Client	Total
Beginning of Period	$219.8	$144.4	$65.8	$430.0
Sales/New accounts	7.3	14.6	1.8	23.7
Redemptions/Terminations	(3.6)	(12.5)	(2.5)	(18.6)
Net Cash Flows	(0.4)	(1.9)	(0.2)	(2.5)
Net Flows	3.3	0.2	(0.9)	2.6
Investment Performance	2.0	5.8	2.8	10.6
End of Period	$225.1	$150.4	$67.7	$443.2

Three-Month Changes By Investment Service

	Equity Active	Equity Passive (1)	Total Equity	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Total Fixed Income	Other (2)	Total
Beginning of Period	$95.4	$40.3	$135.7	$224.0	$30.8	$7.9	$262.7	$31.6	$430.0
Sales/New accounts	4.3	0.9	5.2	14.0	1.7	0.3	16.0	2.5	23.7
Redemptions/Terminations	(7.1)	(0.2)	(7.3)	(9.2)	(1.4)	(0.2)	(10.8)	(0.5)	(18.6)
Net Cash Flows	(0.7)	(0.4)	(1.1)	(1.6)	(0.3)	0.3	(1.6)	0.2	(2.5)
Net Flows	(3.5)	0.3	(3.2)	3.2	-	0.4	3.6	2.2	2.6
Investment Performance	6.9	3.2	10.1	(1.2)	0.1	-	(1.1)	1.6	10.6
End of Period	$98.8	$43.8	$142.6	$226.0	$30.9	$8.3	$265.2	$35.4	$443.2

(1) Includes  index, enhanced index and factor-based strategies. (2) Includes asset allocation services and certain other alternative investments.

By Client Domicile
	Institutions	Retail	Private Client	Total
U.S. Clients	$134.8	$84.3	$66.5	$285.6
Non-U.S. Clients	90.3	66.1	1.2	157.6
Total	$225.1	$150.4	$67.7	$443.2

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AllianceBernstein L.P.
AUM by Distribution Channel and Investment Service ($ in billions):

	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

By Distribution Channel
Institutions	225.1	219.8	214.4	214.9	222.3
Retail	150.4	144.4	136.4	124.8	124.2
Private Client	67.7	65.8	68.1	67.6	72.6
Total	443.2	430.0	418.9	407.3	419.1

By Investment Service
Equity Active
US	45.6	40.0	41.9	44.0	48.8
Global & Non-US	53.2	55.4	58.4	63.4	76.0
Total	98.8	95.4	100.3	107.4	124.8
Equity Passive(1)
US	30.7	28.3	28.2	27.7	29.0
Global & Non-US	13.1	12.0	8.5	7.4	7.5
Total	43.8	40.3	36.7	35.1	36.5
Fixed Income Taxable
US	102.4	102.4	101.0	97.4	96.5
Global & Non-US	123.6	121.6	111.2	99.7	93.6
Total	226.0	224.0	212.2	197.1	190.1
Fixed Income Tax-Exempt
US	30.9	30.8	31.6	31.0	30.9
Global & Non-US	-	-	-	-	-
Total	30.9	30.8	31.6	31.0	30.9
Fixed Income Passive(1)
US	2.9	2.5	2.3	1.6	1.4
Global & Non-US	5.4	5.4	4.5	3.7	3.7
Total	8.3	7.9	6.8	5.3	5.1
Other(2)
US	3.4	3.2	2.9	4.1	4.4
Global & Non-US	32.0	28.4	28.4	27.3	27.3
Total	35.4	31.6	31.3	31.4	31.7
Total	443.2	430.0	418.9	407.3	419.1

(1) Includes index, enhanced index and factor-based strategies. (2)Includes asset allocation services and certain other alternative investments.

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AllianceBernstein L.P.
Net Change by Distribution Channel and Net Flows by Investment Service ($ in billions):

	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Net Change by Distribution Channel:
Institutions	3.3	2.9	(7.7)	(3.7)	(12.9)
Retail	0.2	5.3	5.0	3.5	2.3
Private Client	(0.9)	(3.2)	(1.7)	(2.6)	(1.5)
Net Flows	2.6	5.0	(4.4)	(2.8)	(12.1)
Investment Performance	10.6	6.1	16.0	(9.0)	25.3
Net change	13.2	11.1	11.6	(11.8)	13.2

	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Net Flows by Investment Service:
Equity Active
US	1.2	(2.1)	(4.4)	(2.0)	(4.6)
Global & Non-US	(4.7)	(6.1)	(7.9)	(5.6)	(11.1)
Total	(3.5)	(8.2)	(12.3)	(7.6)	(15.7)
Equity Passive(1)
US	(0.6)	0.1	(1.2)	(0.4)	(1.2)
Global & Non-US	0.9	3.1	0.6	0.3	0.3
Total	0.3	3.2	(0.6)	(0.1)	(0.9)
Fixed Income Taxable
US	1.3	2.4	1.7	(0.9)	1.3
Global & Non-US	1.9	7.8	6.8	5.7	0.7
Total	3.2	10.2	8.5	4.8	2.0
Fixed Income Tax-Exempt
US	-	(1.0)	0.1	(0.2)	0.4
Global & Non-US	-	-	-	-	-
Total	-	(1.0)	0.1	(0.2)	0.4
Fixed Income Passive(1)
US	0.4	0.1	0.7	0.2	(0.1)
Global & Non-US	-	1.2	0.5	0.3	0.4
Total	0.4	1.3	1.2	0.5	0.3
Other(2)
US	-	0.3	(1.4)	(0.2)	0.3
Global & Non-US	2.2	(0.8)	0.1	-	1.5
Total	2.2	(0.5)	(1.3)	(0.2)	1.8
Net Flows	2.6	5.0	(4.4)	(2.8)	(12.1)

 (1) Includes index, enhanced index and factor-based strategies. (2) Includes asset allocation services and certain other alternative investments.

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AllianceBernstein L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS

	Three Months Ended
$ thousands, unaudited	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11

Net Revenues, GAAP basis	$709,122	$704,607	$708,158	$642,163	$681,809	$624,978
Exclude:
Long-term incentive compensation-related investment (gains) losses	(6,029)	(2,385)	(6,374)	7,619	(15,570)	(9,386)
Long-term incentive compensation-related dividends and interest	(269)	(1,222)	(300)	(344)	(380)	(2,226)
90% of consolidated venture capital fund investment losses (gains)	1,220	2,027	3,634	907	(7,686)	3,116
Distribution-related payments	(109,280)	(106,322)	(94,779)	(86,120)	(79,869)	(73,048)
Amortization of deferred sales commissions	(11,074)	(11,167)	(10,658)	(10,171)	(8,267)	(8,292)
Pass-through fees & expenses	(6,868)	(7,737)	(25,617)	(7,917)	(7,738)	(7,598)
Adjusted Net Revenues	$576,822	$577,801	$574,064	$546,137	$562,299	$527,544

Operating Income (Loss), GAAP basis	$124,198	$78,194	$(55,821)	$78,747	$101,245	$(540,246)
Exclude:
Long-term incentive compensation-related investment (gains) losses	(6,029)	(2,385)	(6,374)	7,619	(15,570)	(9,386)
Long-term incentive compensation-related dividends and interest	(269)	(1,222)	(300)	(344)	(380)	(2,226)
Long-term incentive compensation-related mark-to-market vesting expense (credit)	5,605	1,892	5,986	(7,030)	14,009	(2,925)
Long-term incentive compensation-related dividends and interest expense	722	1,145	582	711	152	806
2011 Compensation charge	-	-	-	-	-	587,131
Net impact of long-term incentive compensation-related items	29	(570)	(106)	956	(1,789)	573,400
Real estate charges	638	38,896	168,086	6,787	9,269	294
Sub-total of non-GAAP adjustments	667	38,326	167,980	7,743	7,480	573,694
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(1,485)	(2,300)	(4,003)	(1,276)	7,264	(3,552)
Adjusted Operating Income	$126,350	$118,820	$116,162	$87,766	$101,461	$37,000

Operating Margin, GAAP basis excl. non-controlling interests	17.7%	11.4%	n/m	12.5%	13.8%	n/m

Adjusted Operating Margin	21.9%	20.6%	20.2%	16.1%	18.0%	7.0%

AllianceBernstein Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU

	Three Months Ended
$ thousands except per Unit amounts, unaudited	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Net Income (Loss) - Diluted, GAAP basis	$38,474	$26,192	$(23,142)	$21,339	$26,699	$(199,463)
Impact on net income of AllianceBernstein non-GAAP adjustments	214	13,573	59,589	2,838	2,741	206,341
Adjusted Net Income - Diluted	$38,688	$39,765	$36,447	$24,177	$29,440	$6,878

Diluted Net Income (Loss) per Holding Unit, GAAP basis	$0.38	$0.26	$(0.23)	$0.21	$0.26	$(1.97)
Impact of AllianceBernstein non-GAAP adjustments	-	0.14	0.59	0.03	0.03	2.04
Adjusted Diluted Net Income per Holding Unit	$0.38	$0.40	$0.36	$0.24	$0.29	$0.07

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AllianceBernstein L.P.
Notes to Condensed Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues exclude investment gains and losses and dividends and interest on long-term incentive compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests.  In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues.  We believe the offset of distribution-related payments from net revenues is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Amortization of deferred sales commissions is offset against net revenues because such costs, over time, essentially offset distribution revenues earned by the company.  We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues.  During the third quarter of 2012, we offset sub-advisory payments to third parties against performance-based fees earned on the Public-Private Investment Program (PPIP) fund we managed. These fees have no impact on operating income, but they do have an impact on our operating margin.  As such, we exclude these fees from adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) the 2011 compensation charge, (3) real estate charges, and (4) the net loss or income of consolidated entities attributable to non-controlling interests.

Prior to 2009, a large proportion of employee compensation was in the form of long-term incentive awards that were notionally invested in AllianceBernstein investment services and generally vested over a period of four years. AllianceBernstein has economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet.  The full value of the investments’ appreciation (depreciation) is recorded within investment gains and losses on the income statement in the current period.  U.S. GAAP requires the appreciation (depreciation) in the compensation liability to be expensed over the award vesting period in proportion to the vested amount of the award as part of compensation expense.  This creates a timing difference between the recognition of the compensation expense and the investment gain or loss impacting operating income, which will fluctuate over the life of the award and net to zero at the end of the multi-year vesting period.  Although during periods of high market volatility these timing differences have an impact on operating income and operating margin, over the life of the award any impact is ultimately offset.  Because these plans are economically hedged, management believes it is useful to reflect the offset ultimately achieved from hedging the investments’ market exposure in the calculation of adjusted operating income, adjusted operating margin and adjusted diluted net income per Holding Unit, which will produce core operating results from period to period.  The non-GAAP measures exclude gains and losses and dividends and interest on long-term incentive compensation-related investments included in revenues and compensation expense, thus eliminating the timing differences created by different treatment under U.S. GAAP of the market movement on the expense and the investments. In the fourth quarter of 2011, we implemented changes to our employee long-term incentive compensation award program. As a result, mark-to-market investment gains or losses recognized in compensation expense will closely approximate mark-to-market investment gains and losses recognized in revenues.

Real estate charges have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Most of the net income or loss of consolidated entities attributable to non-controlling interests relates to the 90% limited partner interests held by third parties in our consolidated venture capital fund.  We own a 10% limited partner interest in the fund.  Because we are the general partner of the venture capital fund and are deemed to have a controlling interest, U.S. GAAP requires us to consolidate the financial results of the fund.  However, recognizing 100% of the gains or losses in operating income while only retaining 10% is not reflective of our underlying financial results at the operating income level.  As a result, we are excluding the 90% limited partner interests we do not own from our adjusted operating income.  Similarly, net income of joint ventures attributable to non-controlling interests, although not significant, is excluded because it does not reflect the economic interest attributable to AllianceBernstein.

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Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period and to compare our performance to industry peers without the volatility noted above in our discussion of adjusted operating income.  Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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